Exhibit 3.1

Statuten / Articles of Incorporation

der / of

CRISPR Therapeutics AG

[CRISPR Therapeutics SA; CRISPR Therapeutics Ltd]

I. FIRMA, SITZ, DAUER UND ZWECK	I. CORPORATE NAME, DOMICILE, DURATION AND PURPOSE

Artikel 1 - Firma; Sitz; Dauer -	Article 1 - Corporate Name; Domicile; Duration -

Unter der Firma

CRISPR Therapeutics AG

CRISPR Therapeutics SA

CRISPR Therapeutics Ltd

(hiernach die “Gesellschaft”) besteht eine Aktiengesellschaft im Sinne von Art. 620 ff. des Schweizerischen Obligationenrechts (hiernach “OR”) mit Sitz in Basel. Die Dauer der Gesellschaft ist unbeschränkt.

Under the corporate name

CRISPR Therapeutics AG

CRISPR Therapeutics SA

CRISPR Therapeutics Ltd

(hereinafter the “Company”) exists a corporation pursuant to article 620 et seq. of the Swiss Code of Obligations (hereinafter “CO”) with registered offices in Basel. The duration of the Company is unlimited.

Artikel 2 - Zweck -	Article 2 - Purpose -

[1] Die Gesellschaft bezweckt die Forschung und Entwicklung auf dem Gebiet von pharmazeutischen Produkten, einschliesslich biologischen und biotechnologischen Produkten, sowie die Herstellung und Kommerzialisierung derartiger Produkte.	[1] The purpose of the Company is the research and development in the field of pharmaceutical products, including biological and biotechnological products, as well as the production and commercialisation of such products.

[2] Die Gesellschaft kann Patente, Urheberrechte, Marken und andere Immaterialgüterrechte sowie Lizenzen jeder Art erwerben, halten und veräussern.	[2] The Company may purchase, hold and sell patents, copy rights, trade marks and other intellectual property rights as well as licenses of any kind.

[3] Die Gesellschaft kann alle kommerziellen, finanziellen und anderen Tätigkeiten ausüben, welche mit dem Zweck der Gesellschaft direkt	[3] The Company may engage in and carry out any and all commercial, financial or other activity, which is directly or indirectly related to the purpose

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oder indirekt im Zusammenhang stehen. Die Gesellschaft kann Beteiligungen an anderen Unternehmen im In- und Ausland erwerben, halten und veräussern. Sie kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten.	of the Company. The Company may purchase, hold and sell shares or interests in other companies in Switzerland or abroad. It may establish and maintain branches and subsidiaries in Switzerland and abroad.

[4] Die Gesellschaft kann Grundstücke erwerben, verwalten und veräussern sowie Vermögensanlagen anderer Art tätigen.	[4] The Company may purchase, hold and sell real estate and carry out other investments.

II. AKTIENKAPITAL UND AKTIEN	II. SHARE CAPITAL AND SHARES

Artikel 3 - Aktienkapital -	Article 3 - Share Capital -

[1] Das Aktienkapital der Gesellschaft beträgt CHF 983’940.30 und ist eingeteilt in 5’662’126 auf den Namen lautende Stammaktien mit einem Nennwert von je CHF 0.03 und 440’001 Vorzugsnamenaktien der Serie A-1 mit einem Nennwert von je CHF 0.03 und 3’120’001 Vorzugsnamenaktien der Serie A-2 mit einem Nennwert von je CHF 0.03, 10’758’006 Vorzugsnamenaktien der Serie A-3 mit einem Nennwert von je CHF 0.03 und 12’817’876 Vorzugsnamenaktien der Serie B mit einem Nennwert von je CHF 0.03. Die Stammaktien und die Vorzugsaktien werden nachfolgend gemeinsam auch die “Aktien” genannt.	[1] The share capital of the Company amounts to CHF 983’940.30 and is divided into 5’662’126 registered common shares with a par value of CHF 0.03 each and 440’001 registered Series A-1 preferred shares with a par value of CHF 0.03 each and 3’120’001 registered Series A-2 preferred shares with a par value of CHF 0.03 each and 10’758’006 registered Series A-3 preferred shares with a par value of CHF 0.03 each and 12’817’876 registered Series B preferred shares with a par value of CHF 0.03 each. The common shares and the preferred shares shall hereinafter also be collectively referred to as “Shares”.

[2] Das Aktienkapital ist vollständig liberiert.	[2] The share capital is fully paid-in.

Artikel 3bis - Vorrechte der Vorzugsaktien -	Article 3bis - Preferred Rights of the Preferred Shares -

A Zustimmung der Vorzugsaktionäre	A Consent of Preferred Shareholders

[1] Weitere Vorzugsaktien, denen Vorrechte gegenüber den Vorzugsaktien eingeräumt werden, können nur mit Zustimmung einer Generalversammlung sämtlicher Aktionäre der Gesellschaft sowie mit Zustimmung von jeweils mindestens 66 2/3 % der Stimmen aller ausgegebenen Vorzugsaktien ausgegeben werden.	[1] New preferred shares with preferential rights to the disadvantage of the outstanding preferred shares may only be issued with the consent of a General Meeting of all Shareholders and with the consent of at least 66 2/3 % of the votes of all outstanding preferred shares.

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[2] Dasselbe gilt, wenn statutarische Vorzugsrechte, die mit Vorzugsaktien der verbunden sind, abgeändert oder aufgehoben werden sollen.	[2] The same applies if preferential rights which are linked to preferred shares by virtue of these Articles are to be amended or withdrawn.

B Liquidationsrechte	B Liquidation Rights

[1] Der nach erfolgter Tilgung aller Schulden resultierende Liquidationserlös wird zunächst an die Vorzugsaktionäre verteilt, bis diese den anlässlich der Zeichnung zuzüglich nachträglich geleisteten Einlagen in die gesetzliche Kapitalreserve bezahlten Betrag erhalten haben.	[1] After all debts of the Company being repaid, the remaining net proceeds shall be distributed to the preferred shareholders until they have received the amount paid at subscription plus any subsequent contribution made into the legal capital reserve

[2] Nach der Befriedigung der Liquidationsrechte der Vorzugsaktionäre wird das Restvermögen der Gesellschaft proportional gemäss Nennwert an die Stammaktionäre verteilt.	[2] After the payment of the liquidation rights to the preferred shareholders, the remaining assets of the Company are distributed ratably according to the nominal value to the holders of Common shares.

C Dividenden	C Dividends

Im Falle dass die Gesellschaft beschliesst eine Dividende aus Gewinnreserven auszurichten, sind die Eigentümer resp. Nutzniessungsberechtigte der Vorzugsaktien der Serie B, A-1, A-2 und A-3 berechtigt, vor allen anderen Aktionären eine Dividende zu erhalten Die Dividende entspricht 8% pro Jahr des anlässlich der Zeichnung zuzüglich nachträglich geleisteten Einlagen in die gesetzliche Kapitalreserve bezahlten Betrag. Anschliessend erhalten alle Aktionäre eine Dividende entsprechend ihrem Aktienanteil.	In case the Company resolves to declare a dividend out of retained earnings, then the owners the owners or the beneficiaries of Series B, A-1, A-2 and A-3 Preferred Shares shall receive a dividend in preference to all other Shares of 8% per annum of the amount paid at subscription plus any subsequent contribution into the legal capital reserve. Thereafter all dividends shall be paid to all shareholders pro rata to their shareholding.

D Verwässerungsschutz	D Anti-Dilution Protection

Im Falle von künftigen Kapitalerhöhungen des Aktienkapitals haben die Eigentümer und Nutzniesser von Vorzugsaktien der Serie B und A-3 ein unentziehbares Recht auf Bezug derjenigen zusätzlichen Anzahl von neuen Aktien zum Nennwert, welcher die Verwässerung der bisherigen für die Vorzugsaktien geleisteten Einlagen ausgleicht, die sonst aus der Differenz zwischen dem Ausgabepreis der neuen Aktien und dem von den Vorzugsaktionären pro Vorzugsaktie bezahlten Preis resultieren würde, wobei der Grösse der nachfolgenden	In the event of future capital increases, the owners and beneficiaries of Series B and A-3 Preferred Shares are irrevocably entitled to that number of newly issued Preferred Shares at their nominal value which compensates the dilution between the subscription price of the new shares and the price previously paid for the Preferred Shares, whereby the size of the subsequent issue of new shares shall be taken into account and in case of a larger capital increase a larger amount of additional shares shall be issued at par value and in case of a smaller capital increase a smaller

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Kapitalerhöhung Rechnung zu tragen und bei einer grösseren Kapitalerhöhung eine grössere zusätzliche Anzahl und bei einer kleineren Kapitalerhöhung eine kleinere Anzahl zusätzlicher Aktien auszurichten ist. Die Bestimmung der in einem solchen Fall zum Ausgleich notwendigen Anzahl zum Nennwert auszugebenden neuen Vorzugsaktien der Serie B und A-3 obliegt dem Verwaltungsrat. Im Falle von Nennwertzerlegungen, Nennwerterhöhungen, Gratiskapitalerhöhungen und ähnlichen Tatbeständen ist in der gleichen Weise zu verfahren. Dieser Absatz. gilt nicht im Falle einer Kapitalerhöhung gestützt auf Artikel 3ter und 3 quater dieser Statuten, in der jeweils geltenden Fassung.	amount. The board of directors shall determine precisely the number of new Series B and A-3 Preferred Shares to be issued in such a case at par value. The same procedure shall apply in the event of stock splits, reverse stock splits, stock dividends or similar transactions. This section does not apply in case of a capital increase based on article 3ter and 3 quarter of these Articles of Association, as amended from time to time.

Artikel 3ter - Bedingtes Aktienkapital I -	Article 3ter - Conditional Share Capital I -

Das Aktienkapital gemäss Art. 3 der Statuten erhöht sich unter Ausschluss des Bezugsrechtes der Aktionäre um höchstens CHF 113’869.02 entsprechend maximal 3’795’634 voll liberierten Stammaktien von je CHF 0.03 Nennwert durch Ausübung von Optionsrechten, welche den Mitarbeitern, den Mitgliedern des Verwaltungsrates der Gesellschaft sowie Personen in vergleichbaren Positionen eingeräumt werden.

Die weitere Übertragung dieser Aktien unterliegt den Übertragungs-beschränkungen gemäss Art. 6 der Statuten.

Die neuen Stammaktien, welche aufgrund der Optionsrechte ausgegeben wurden, gewähren dieselben Rechte wie die bisher ausgegebenen Stammaktien.

Die Optionsbedingungen, der Ausgabebetrag und der Zeitpunkt der Dividendenberechtigung werden vom Verwaltungsrat festgelegt.

The share capital according to Art. 3 of the articles of incorporation is increased with the exclusion of subscription rights of the shareholders by up to CHF 113’869.02 corresponding to up to 3’795’634 fully paid in registered shares of CHF 0.03 nominal value each by the exercise of option rights that are granted to the members of staff, the members of the board of directors as well as to persons in similar positions.

The further transfer of these shares is subject to the transfer restrictions according to Art. 6 of the Articles of Association.

The new common shares issued on the basis of the option rights shall be entitled to the same rights as the common shares already issued.

The conditions of the option rights, the issue price and the time of dividend rights are determined by the board of directors.

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Artikel 3quater - Bedingtes Aktienkapital II	Article 3quater - Conditional Share Capital II -

[1] Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 9’840.51 durch Ausgabe von höchstens 328’017 vollständig zu liberierenden Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.03 je Aktie erhöht durch die Ausübung von Wandel- und/oder Optionsrechten, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen, Notes oder ähnlichen Instrumenten eingeräumt wurden oder werden, einschliesslich Wandelanleihen.	[1] The share capital of the Company shall be increased by an amount not exceeding CHF 9’840.51 through the issue of a maximum of 328’017 registered shares (Common Shares), payable in full, each with a nominal value of CHF 0.03 through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.

[2] Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Das Vorwegzeichnungsrecht der Aktionäre in Bezug auf neue Anleihensobligationen, Notes oder ähnliche Instrumente kann durch Beschluss des Verwaltungsrates zu folgenden Zwecken eingeschränkt oder ausgeschlossen werden: Finanzierung und Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen, Beteiligungen, oder von der Gesellschaft geplanten neuen Investitionen.	[2] Shareholders’ pre-emptive rights are excluded. Shareholders’ advance subscription rights with regard to the new bonds, notes or similar instruments may be restricted or excluded by decision of the Board of Directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company.

[3] Der Erwerb von Namenaktien durch Ausübung von Wandel- und Optionsrechten sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 6 der Statuten.	[3] The acquisition of registered shares through the exercise of conversion rights or warrants and any further transfers of registered shares shall be subject to the restrictions specified in Article 6 of the Articles of Association.

Artikel 3quinquies - Sacheinlage -	Artikel 3quinquies - Contribution in Kind -

Die Gesellschaft übernimmt anlässlich der Kapitalerhöhung vom 1. April 2015 und gemäss Sacheinlagevertrag vom 11. März 2015 von Rodger Novak 1’600, gemäss Sacheinlagevertrag vom 10. März 2015 von Shaun Foy 1’000, gemäss Sacheinlagevertrag vom 10. März 2015 von Andrea Corcoran 100, gemäss Sacheinlagevertrag vom 11. März 2015 von Chad Cowan 200, gemäss Sacheinlagevertrag vom 12. März 2015 von Matthew Porteus 600, gemäss Sacheinlagevertrag vom 12. März 2015 von Daniel G. Anderson, Inc. 600, gemäss Sacheinlagevertrag vom 12. März 2015 von Craig Mello 500, demnach insgesamt 4’600 Aktien, sowie gemäss Sacheinlagevertrag vom 18. März	The Company takes over at the capital increase as of 1 April 2015 and according to the contribution in kind agreement as of 11 March 2015 from Rodger Novak 1’600, according to the contribution in kind agreement as of 10 March 2015 from Shaun Foy 1’000, according to the contribution in kind agreement as of 10 March 2015 from Andrea Corcoran 100, according to the contribution in kind agreement as of 11 March 2015 from Chad Cowan 200, according to the contribution in kind agreement as of 12 March 2015 from Matthew Porteus 600, according to the contribution in kind agreement as of 12 March 2015 from Daniel G. Anderson, Inc. 600, according to the contribution in kind agreement as of 12 March 2015 from Craig Mello 500, thus,

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2015 von FAY PARTICIPATION CORP. 1’400 Anrechte auf Aktien, alle im Nennwert von je GPB 0.001 der Tracr Hematology Limited, in Stevenage (UK), wofür die Sacheinleger insgesamt 590’428 Namenaktien (Stammaktien) der Gesellschaft im Nennwert von je CHF 0.10 wie folgt erhalten:	altogether 4’600 shares as well as according to the contribution in kind agreement as of 18 March 2015 from FAY PARTICIPATION CORP. 1’400 entitlements to shares, all with a nominal value of GPB 0.001 each of Tracr Hematology Limited, in Stevenage (UK), and the contributors receive 590’428 shares (Common Shares) in the Company with nominal value of CHF 0.10 each as follows:

Rodger Novak	157’449
Shaun Foy	98’405
Andrea Corcoran	9’840
Chad Cowan	19’681
Matthew Porteus	59’043
Daniel G. Anderson, Inc.	59’043
Craig Mello	49’202
FAY PARTICIPATION CORP.	137’765.

Rodger Novak	157’449
Shaun Foy	98’405
Andrea Corcoran	9’840
Chad Cowan	19’681
Matthew Porteus	59’043
Daniel G. Anderson, Inc.	59’043
Craig Mello	49’202
FAY PARTICIPATION CORP.	137’765.

Artikel 3sexties - Bedingtes Aktienkapital III -	Article 3sexties - Conditional Share Capital III -

[aufgehoben durch Beschluss des Verwaltungsrates vom 14. April 2016]	[deleted by decision of the Board of Directors of 14 April 2016]

Artikel 3septies - Bedingtes Aktienkapital IV	Article 3septies - Conditional Share Capital IV -

[1] Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 65’182.41 durch Ausgabe von höchstens 2’172’747 vollständig zu liberierenden Vorzugsaktien der Serie B mit einem Nennwert von CHF 0.03 je Aktie erhöht durch die Ausübung von Wandel, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen, Notes oder ähnlichen Instrumenten eingeräumt wurden oder werden, einschliesslich Wandelanleihen.	[1] The share capital of the Company shall be increased by an amount not exceeding CHF 65’182.41 through the issue of a maximum of 2’172’747 registered Series B preferred shares, payable in full, each with a nominal value of CHF 0.03 through the exercise of conversion rights granted in connection with bonds, notes or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.

[2] Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Das Vorwegzeichnungsrecht der Aktionäre in Bezug auf neue Anleihensobligationen, Notes oder ähnliche Instrumente kann durch Beschluss des	[2] Shareholders’ pre-emptive rights are excluded. Shareholders’ advance subscription rights with regard to the new bonds, notes or similar instruments may be restricted or excluded by decision of the Board of Directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company.

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Verwaltungsrates zu folgenden Zwecken eingeschränkt oder ausgeschlossen werden: Finanzierung und Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen, Beteiligungen, oder von der Gesellschaft geplanten neuen Investitionen.

[3] Der Erwerb von Namenaktien durch Ausübung von Wandelrechten sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 6 der Statuten.	[3] The acquisition of registered shares through the exercise of conversion rights and any further transfers of registered shares shall be subject to the restrictions specified in Article 6 of the Articles of Association.

Artikel 3octies - Genehmigtes Aktienkapital -	Article 3octies - Authorized Share Capital -

Der Verwaltungsrat ist ermächtigt, jederzeit bis zum 30. Juni 2017, das Aktienkapital im Maximalbetrag von CHF 78’159.90 durch Ausgabe von höchstens 2’605’330 vollständig zu liberierende Namenaktien mit einem Nennwert von je CHF 0.03 zu erhöhen. Erhöhungen auf dem Wege der Festübernahme sowie Erhöhungen in Teilbeträgen sind gestattet. Der jeweilige Ausgabebetrag, der Zeitpunkt der Dividendenberechtigung und die Art der Einlagen werden vom Verwaltungsrat bestimmt. Nach dem Kauf unterliegen die neuen Namenaktien den Übertragungsbeschränkungen gemäss Art. 6 der Statuten.	The Board of Directors is authorized, at any time until 30 June 2017 to increase the share capital by a maximum of CHF 78’159.90 through the issuance of a maximum of 2’605’330 registered shares, to be fully paid up, with a nominal value of CHF 0.03 per share. Increases by underwriting as well as partial increases are permissible. The issue price, the time of dividend entitlement, and the type of contribution will be determined by the Board of Directors. Upon acquisition, the new shares will be subject to the transfer restrictions pursuant to Art. 6 of the Articles of Association.

Der Verwaltungsrat ist ermächtigt, das Bezugsrecht der Aktionäre auszuschliessen, wenn die neuen Namenaktien (a) im Rahmen eines Bezugsangebots, bei welchem mehr Bezugsrechte ausgeübt werden, als Aktien zur Verfügung stehen, zur Zuweisung an bestehende Aktionäre, oder (b) für die Übernahme von Unternehmungen, Unternehmensteilen oder Beteiligungen durch Aktientausch, oder (c) zur Finanzierung bzw. Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen oder Beteiligungen für die Ausgabe von Aktien im Rahmen einer Zusammenarbeit und der Erfüllung von in diesem Zusammenhang eingegangen Beteiligungsrechten, oder (d) für Investitionsvorhaben und/oder Instrumente,	The Board of Directors is authorized to exclude the pre-emptive right of shareholders if the newly issued registered shares (a) are at disposal as shares in the context of a pre-emptive rights offering in which more pre-emptive rights are exercised than shares are at disposal, or (b) for the acquisition of companies, business units or participations through exchange of shares, or (c) for financing or refinancing of the acquisition of companies, business units or participations or shares issuances in the framework of a collaboration and the fulfillment of participation rights granted in such context , or (d) for investment projects and/or investment vehicles which are applied in national or international capital markets or for a quick and flexible raising of capital (including private placements) which probably could not be reached without the exclusion of the statutory pre-emptive right of the existing shareholders.

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welche auf nationalen oder internationalen Kapitalmärkten verwendet werden oder für eine schnelle und flexible Kapitalaufnahme (einschliesslich Privatplatzierungen), die ohne Ausschluss des gesetzlichen Bezugsrechts der bestehenden Aktionäre wahrscheinlich nicht erreicht werden könnte.

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Namenaktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, sind im Interesse der Gesellschaft zu verwenden oder zu Marktkonditionen am Markt zu veräussern.	If pre-emptive rights have been granted but not exercised for registered shares, such shares must be used in the interest of the Company or must be sold at market conditions on the market.

Artikel 4 - Umwandlung von Aktien -	Article 4 - Conversion of Shares -

Die Generalversammlung kann jederzeit die Umwandlung der Namenaktien in Inhaberaktien und umgekehrt beschliessen.	The General Meeting of Shareholders may, at any time, convert registered shares into bearer shares and vice versa.

Artikel 5 - Aktien mit aufgehobenem Titeldruck -	Article 5 - Dematerialised Shares -

[1] Die Gesellschaft ist von der Verpflichtung, Urkunden (Aktien oder Zertifikate) zu drucken und an die Aktionäre auszuliefern, dauernd entbunden. Der Aktionär kann von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die in seinem Eigentum stehenden Namenaktien verlangen. Der Aktionär hat jedoch keinen Anspruch auf Druck und Auslieferung von Urkunden (Aktien oder Zertifikate).	[1] The Company shall be permanently dispensed from the obligation to print and supply documents (shares or certificates) to the shareholders. A shareholder shall have the right to request from the Company at any time an attestation regarding the shares in its property. The shareholder shall have no right to require the Company to print and supply documents (shares or certificates).

[2] Nicht verurkundete Aktien der Gesellschaft und daraus entspringende nicht verurkundete Rechte können nur durch Zession übertragen werden; eine solche Zession bedarf zu ihrer Gültigkeit der Mitteilung an die Gesellschaft.	[2] Undocumented shares of the Company and the undocumented rights deriving from them may only be transferred by means of assignment with such assignment being valid only if the Company is notified.

[3] Falls Aktien gedruckt werden, tragen sie die Unterschrift von zwei Mitgliedern des Verwaltungsrates. Diese Unterschriften können Facsimile-Unterschriften sein. Die Gesellschaft kann in jedem Falle Zertifikate über eine Mehrzahl von Aktien ausgeben.	[3] In case shares are printed, the shares shall bear the signatures of two members of the Board of Directors. The signatures may be facsimile-signatures. The Company may issue share certificates representing one or more shares.

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Artikel 6 - Aktienbuch; Anerkennung als Aktionär -	Article 6 - Share Register; Recognition as Shareholder -

[1] Der Verwaltungsrat führt über die Namenaktien ein Aktienregister, in das die Eigentümer und Nutzniesser mit Namen, Vornamen und vollständiger Adresse (bei juristischen Personen Sitz) eingetragen werden.	[1] The Company keeps a share register in which the name, first name and complete address (in case of legal entities the registered office) of the holders and the beneficiaries of registered shares are entered.

[2] Erwerber von Namenaktien werden auf Gesuch hin als Aktionäre mit Stimmrecht im Aktienbuch eingetragen, falls sie ausdrücklich erklären, diese Namenaktien im eigenen Namen und für eigene Rechnung erworben zu haben.	[2] If purchasers of registered shares explicitly declare in the request for registration that they have bought the registered shares in their own name and for their own account, they shall be registered in the share register as shareholders with voting rights.

[3] Die Übertragung von Aktien bedarf in jedem Falle der Genehmigung durch den Verwaltungsrat. Die Genehmigung kann aus wichtigen Gründen verweigert werden. Als wichtige Gründe gelten:	[3] The transfer of shares is in every case subject to the approval by the Board of Directors. The approval may be refused for important reasons. The following reasons are deemed to be important:

1. das Fernhalten von Erwerbern, die ein zum Gesellschaftszweck in Konkurrenz stehendes Unternehmen betreiben, daran beteiligt sind oder dort angestellt sind;	1. the exclusion of an acquirer, who manages, owns shares in or is employed by a company which competes with the purpose of the Company;

2. der Erwerb oder das Halten von Aktien im Namen oder im Interesse von Dritten.	2. the acquisition or the holding of shares in the name or interest of a third party.

[4] Die Zustimmung kann ohne Angabe von Gründen verweigert werden, sofern der Verwaltungsrat beschliesst, die Aktien (für Rechnung der Gesellschaft, bestimmter Aktionäre oder Dritter) zum wirklichen Wert im Zeitpunkt des Gesuches zu übernehmen. Dieselbe Entschädigungspflicht trifft die Gesellschaft, sofern sie die Zustimmung bei Übergang infolge Erbgangs, Erbteilung, ehelichen Güterrechts und Zwangsvollstreckung verweigert.	[4] The approval may be refused without the giving of reasons therefore, if the Board of Directors resolves to acquire the shares (for the account of the Company, certain shareholders or third parties) at their real value at the time of the request for approval. The Company has the same obligation of remuneration, if the approval to a transfer by way of inheritance, upon the division of an estate, pursuant to the law governing matrimonial property or upon distraint, has been refused.

[5] Solange eine erforderliche Zustimmung zur Übertragung nicht erteilt wird, verbleiben das Eigentum an den Aktien und alle damit zusammenhängenden Rechte beim Veräusserer; dasselbe gilt im Falle einer rechtsgültigen Ablehnung des Übertragungsgesuches. Vorbehalten bleibt Art. 685c Abs. 3 OR.	[5] As long as the required approval for the transfer is outstanding, the ownership of the shares and all rights in connection therewith remain with the seller; the same applies in case of a legally valid refusal of the request for transfer. Art. 685c para. 3 CO remains reserved.

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[6] Der Verwaltungsrat kann die Eintragung nach Anhörung des eingetragenen Aktionärs im Aktienbuch mit Rückwirkung auf das Datum der Eintragung löschen, wenn diese durch falsche Angaben zustande gekommen sind. Der Betroffene muss über die Streichung sofort informiert werden.	[3] After hearing the registered shareholder, the Board of Directors may cancel, with retroactive effect as of the date of registration, the entry of shareholders if the registration came into effect based on false information. The shareholder concerned shall be informed immediately of the cancellation of registration.

Artikel 7 - Eintragungsgesuch -	Article 7 - Application of Entry -

[1] Die einzelne Aktie ist unteilbar. Die Gesellschaft anerkennt nur einen Vertreter für jede Aktie.	[1] The individual share is indivisible. The Company recognises only one representative for each share.

[2] Eintragungen von Aktionären ins Aktienbuch erfolgen aufgrund eines hierfür zur Verfügung gestellten Formulars, welches der Erwerber vollständig und richtig auszufüllen und zu unterzeichnen hat. Ändert ein Aktionär seinen Sitz oder Wohnsitz, hat er der Gesellschaft die neue Adresse schriftlich mitzuteilen.	[2] Entry of shareholders in the share register shall be made on the basis of the form provided for this purpose, which the acquirer must fill out completely and truthfully and sign. If a shareholder changes his address or domicile, such new address must be notified to the Company in writing.

III. ORGANISATION DER GESELLSCHAFT	III. ORGANIZATION OF THE COMPANY

Artikel 8 - Organisation -	Article 8 - Organization -

Die Organe der Gesellschaft sind:	The corporate bodies of the Company are:

A. Die Generalversammlung; B. Der Verwaltungsrat; C. Die Revisionsstelle.	A. The General Meeting of Shareholders; B. The Board of Directors; C. The Auditors.

A. GENERALVERSAMMLUNG	A. THE GENERAL MEETING OF SHAREHOLDERS

Artikel 9 - Befugnisse; Pflichten -	Article 9 - Powers; Duties -

Die Generalversammlung ist das oberste Organ der Gesellschaft mit folgenden, unübertragbaren Befugnissen:	The General Meeting of Shareholders is the supreme corporate body of the Company with the following non-transferable powers:

1. Festsetzung und Änderung der Statuten (unter Vorbehalt der Art. 651a ff. OR);	1. to adopt and amend the Articles of Incorporation (subject to article 651a et seq. CO);

2. Wahl und Abberufung der Mitglieder des Verwaltungsrates, der Revisionsstelle sowie allenfalls des Konzernprüfers;	2. to elect and recall the members of the Board of Directors as well as the statutory and, if necessary, the group auditors;

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3.      Genehmigung des Jahresberichtes, der Jahresrechnung und der Konzernrechnung sowie Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantiemen an die Mitglieder des Verwaltungsrates;

3.      to approve the annual report, the annual statutory and the annual consolidated financial statements as well as to pass resolutions regarding the allocation of profits as shown in the balance sheet, in particular to declare dividends and bonus payments to the members of the Board of Directors;

4. Entlastung der Mitglieder des Verwaltungsrates;	4. to discharge the members of the Board of Directors;

5.      Beschlussfassung über die Gegenstände, welche der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr, vorbehältlich von Art. 716a OR, durch den Verwaltungsrat vorgelegt werden.

5.      to pass resolutions regarding issues which are reserved to the General Meeting of Shareholders by law or by the Articles of Incorporation or which, subject to article 716a CO, are presented to it by the Board of Directors.

Artikel 10 - Ordentliche Generalversammlungen -	Article 10 - Ordinary General Meetings of Shareholders -

[1] Die ordentliche Generalversammlung findet jedes Jahr innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt.	[1] The ordinary General Meeting of Shareholders shall take place annually within six months after the close of the business year.

[2] Spätestens zwanzig (20) Tage vor der ordentlichen Generalversammlung sind der Geschäftsbericht und der Revisionsbericht am Sitz der Gesellschaft zur Einsicht durch die Aktionäre aufzulegen. In der Einladung zur Generalversammlung ist zu erwähnen, dass jeder Aktionär eine Kopie dieser Unterlagen verlangen kann.	[2] The annual business report and the Auditors’ report must be made available for inspection by the shareholders at the head office of the Company at least twenty (20) days prior to the date of the ordinary General Meeting. The invitation to the General Meeting shall indicate, that each shareholder may request a copy of these documents.

Artikel 11 - Ausserordentliche Generalversammlungen -	Article 11 - Extraordinary General Meetings of Shareholders -

[1] Ausserordentliche Generalversammlungen werden einberufen, so oft es notwendig ist, insbesondere in den vom Gesetz vorgesehenen Fällen.	[1] Extraordinary General Meetings of Shareholders shall be called as often as necessary, in particular, in all cases required by law.

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[2] Zu ausserordentlichen Generalversammlungen hat der Verwaltungsrat einzuladen, wenn Aktionäre, die zusammen mindestens zehn Prozent (10%) des Aktienkapitals vertreten, schriftlich und unter Angabe der Traktanden und Anträge eine Einberufung verlangen.	[2] Extraordinary General Meetings of Shareholders shall be convened by the Board of Directors if shareholders representing together at least ten percent (10%) of the share capital demand the same in writing, setting forth the agenda of such meeting and the respective motions.

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Artikel 12 - Einberufung; Einladung -	Article 12 - Convocation; Invitations -

[1] Generalversammlungen werden durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle, mindestens zwanzig (20) Tage vor dem Versammlungstag einberufen. Das Einberufungsrecht steht auch den Liquidatoren zu.	[1] General Meetings of Shareholders shall be convened by the Board of Directors and, if need be, by the statutory auditors, at least twenty (20) days prior to the day of the meeting. The liquidator shall also be entitled to convene a General Meeting.

[2] Die Einladung zur Generalversammlung erfolgt durch einmalige Bekanntmachung im Publikationsorgan der Gesellschaft. Den eingetragenen Aktionären wird die Einladung zugestellt. Die Einladung hat die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrates bzw. die Anträge von Aktionären, die die Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, zu beinhalten.	[2] The General Meeting is called by publishing a single notice in the official publication media designated by the Company. An invitation will be sent to all registered shareholders. The notice to convene the General Meeting shall specify the agenda and the motions of the Board of Directors and the motions of the shareholders who have requested the General Meeting of Shareholders or who requested that an item be included in the agenda, if any.

Artikel 13 - Traktandierung -	Article 13 - Agenda -

[1] Aktionäre, die mindestens 10% des Aktienkapitals vertreten, können schriftlich die Aufnahme eines Verhandlungsgegenstandes in die Agenda beantragen, sofern dies nicht später als fünfundvierzig (45) Tage vor dem Datum der Generalversammlung und unter Angabe des entsprechenden Antrages erfolgt.	[1] Shareholder(s) representing at least 10% of the share capital may request in writing to include an item in the agenda, together with the respective motions, until not later than forty-five (45) days prior to the date of the General Meeting of Shareholders.

[2] Es können keine Beschlüsse über Verhandlungsgegenstände gefasst werden, die nicht in dieser Weise angekündigt worden sind, mit Ausnahme von Beschlüssen über einen Antrag auf Einberufung einer ausserordentlichen Generalversammlung oder Durchführung einer Sonderprüfung.	[2] No resolutions can be passed regarding matters which have not been announced in this manner, except regarding a motion to convene an extraordinary General Meeting of Shareholders or a motion to carry out a special audit.

[3] Anträge im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedürfen keiner vorherigen Ankündigung.	[3] Motions within the context of an item on the agenda or motions not followed by resolutions do not need to be announced in advance.

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Artikel 14 - Versammlungsleitung; Organisation -	Article 14 - Presiding Officer; Organization -

[1] Den Vorsitz in der Generalversammlung führt der Präsident des Verwaltungsrates oder bei dessen Verhinderung der Vizepräsident oder ein anderes vom Verwaltungsrat zu diesem Zweck bezeichnetes Mitglied.	[1] The chairman of the Board of Directors or, failing him, the vice-chairman or another member specified by the Board of Directors, shall preside at the General Meeting of Shareholders.

[2] Der Vorsitzende bezeichnet den Protokollführer und die Stimmenzähler, die nicht Aktionäre sein müssen. Das Protokoll wird vom Vorsitzenden und vom Protokollführer unterzeichnet.	[2] The chairman of the meeting shall designate the secretary and the vote counters, who need not be shareholders. The minutes shall be signed by the chairman and the secretary.

[3] Der Vorsitzende hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe und störungsfreie Durchführung der Generalversammlung notwendig sind.	[3] The chairman of the meeting shall have all powers and authority required for an orderly running of the General Meeting of Shareholders without disruption.

Artikel 15 - Teilnahmeberechtigung; Vertretung -	Article 15 - Right to Attend; Representation -

[1] Zur Teilnahme an und Ausübung des Stimmrechts in der Generalversammlung sind diejenigen Aktionäre berechtigt, die an dem jeweils vom Verwaltungsrat bezeichneten Stichtag im Aktienbuch als Aktionäre eingetragen sind.	[1] Shareholders entered in the share register as shareholders on a specific qualifying day designated by the Board of Directors shall be entitled to attend the General Meeting of Shareholders and to exercise their votes at the General Meeting.

[2] Jeder Aktionär kann sich in der Generalversammlung durch einen Dritten aufgrund einer schriftlichen Vollmacht vertreten lassen.	[2] Each shareholder may be represented at the Shareholders’ Meeting by another person who is authorised by a written proxy.

[3] Organ- und Depotvertreter sowie von der Gesellschaft bezeichnete unabhängige Stimmrechtsvertreter brauchen nicht Aktionäre zu sein. Juristische Personen können durch Unterschrifts- und sonstige Vertretungsberechtigte vertreten werden, ohne dass diese Vertreter selbst Aktionäre sind.	[3] The representatives of the executive body of the Company and proxy holders for deposited shares, as well as independent proxy holders designated by the Company need not be shareholders. Legal entities may be represented by a person authorised to bind them by its signature, even if such representative is not a shareholder.

Artikel 16 - Stimmrechte -	Article 16 - Voting Rights -

Jede Aktie, deren Eigentümer oder Nutzniesser im Aktienbuch eingetragen ist, berechtigt zu einer Stimme.	Every share whose owner or usufructuary is entered in the share register shall entitle its holder to one vote.

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Artikel 17 - Beschlussfähigkeit -	Article 17 - Quorum -

Die Generalversammlung ist beschlussfähig ohne Rücksicht auf die Anzahl der anwesenden und vertretenen Aktien, sofern nicht diese Statuten oder zwingende gesetzliche Bestimmungen für bestimmte Beschlüsse oder Wahlen anderslautende Voraussetzungen beinhalten.	The General Meeting of Shareholders shall constitute a quorum irrespective of the number of shareholders present and shares represented, unless these Articles of Incorporation or mandatory legal provisions shall stipulate otherwise for any specific resolution or election.

Artikel 18 - Beschlussfassung -	Article 18 - Resolutions -

[1] Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen mit absolutem Mehr der abgegebenen Stimmen, unter Ausschluss der Stimmenthaltungen, der leeren und ungültigen Stimmen, soweit die Statuten oder zwingende gesetzliche Vorschriften nicht etwas anderes bestimmen.	[1] The General Meeting of Shareholders shall pass its resolutions and carry out its elections by an absolute majority of the votes exercised, excluding the blank and invalid votes, unless these Articles of Incorporation or mandatory legal provisions shall stipulate otherwise.

[2] Der Vorsitzende der Generalversammlung hat keinen Stichentscheid.	[2] The chairman of the General Meeting shall have no casting vote.

[3] Der Vorsitzende bestimmt, ob Abstimmungen und Wahlen schriftlich oder offen erfolgen. Abstimmungen und Wahlen können auch auf dem elektronischen Weg durchgeführt werden. Aktionäre, die zusammen mindestens zwei Prozent (2%) der vertretenen Stimmen verfügen, können jederzeit eine schriftliche, respektive elektronische Abstimmung oder Wahl verlangen.	[3] The chairman of the meeting shall decide whether voting on resolutions and elections shall be conducted by way of a written ballot or with a show of hands. The voting on resolutions and elections may also be made electronically. Shareholders representing at least two percent (2%) of the votes represented may always request that a vote or election shall take place by written ballot or electronically.

[4] Bei schriftlichen Abstimmungen und Wahlen kann der Vorsitzende anordnen, dass zur Beschleunigung der Stimmenauszählung nur die Stimmzettel derjenigen Aktionäre eingesammelt werden, die sich der Stimme enthalten oder eine Nein-Stimme abgeben wollen, und dass alle übrigen im Zeitpunkt der Abstimmung in der Generalversammlung vertretenen Aktien als Ja-Stimmen gewertet werden.	[4] In the case of written ballots, the chairman of the meeting may rule that only the ballots of those shareholders shall be collected who choose to abstain or to cast a negative vote, and that all other shares represented at the General Meeting of Shareholders at the time of the vote shall be counted in favour, in order to expedite the counting of the votes.

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Artikel 19 - Wichtige Beschlüsse -	Article 19 - Important Resolutions -

1 Für die im Gesetz aufgeführten wichtigen Beschlüsse (siehe insbesondere Art. 704 OR sowie Art. 18, 43 und 64 Fusionsgesetz), sind die gesetzlichen Quoren anwendbar.

[2] Die nachfolgenden Beschlüsse erfordern zusätzlich einen zustimmenden Beschluss, welcher von 2/3 aller Vorzugsaktien (anwesend oder abwesend) verabschiedet wird.

1.     jede Anpassung der Statuten wenn eine solche Anpassung die Rechte der Vorzugsaktionäre beeinträchtigt;

2.     jede Erhöhung oder Verminderung der Anzahl Vorzugsaktien;

3.     jede Ausgabe von Vorzugsaktien mit Rechten, welche vor oder auf gleicher Stufe mit den Vorzugsaktien Serie B stehen oder andere Stimmrechte als die die Vorzugsaktien Serie B haben;

4.     jede Anpassung von Art. 20 Abs.1 der Statuten (Anzahl Verwaltungsräte);

5.     jeder Rückkauf von Aktien durch die Gesellschaft;

6.     Beschluss über Liquidation oder Fusion der Gesellschaft einschliesslich eine materielle Liquidation in der Form der Veräusserung aller oder substanziell aller Aktiven der Gesellschaft;

7.     Erhöhung des bedingten oder genehmigtem Aktienkapitals für Aktien für die Ausübung von Optionsrechten, welche den Mitarbeitern, den Mitgliedern des Verwaltungsrates der Gesellschaft sowie Personen in vergleichbaren Positionen eingeräumt werden

8.     Änderungen dieses Art. 19 Abs.2 der Statuten.

[1] For the important resolutions listed by law (see in particular art. 704 CO as well as art. 18, 43 und 64 Merger Law) the quorum required by law shall apply.

[2] The following resolutions shall in addition require an approving resolution passed by a majority of 2/3 of all outstanding Preferred Shares (present or absent):

1.     amend, alter or repeal any provision of the Articles of Association of the Company if such action would alter the rights provided for the benefit of the Preferred Shares;

2.     increase or decrease of the number of Preferred Shares;

3.     any capital increase for Preferred Shares having rights senior to or on a parity with the Series B Preferred or having voting rights other than those granted to the Series B Preferred generally;

4.     any modification of art. 20 para 1 of the Articles of Association (number of Board members);

5.     purchase or redeem of shares of the Company by the Company;

6.     conduct any liquidation or merger of the Company including but not limited to a material liquidation in the form of disposition of all or substantially all of the assets of the Company;

7.     increase the conditional or authorized share capital with shares reserved for exercise of option rights that are granted to the members of staff, the members of the board of directors as well as to persons in similar positions.

8.     amend the provisions of this art 19 para 2.

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B. VERWALTUNGSRAT	B. THE BOARD OF DIRECTORS

Artikel 20 - Wahl; Amtsdauer -	Article 20 - Election; Term of Office -

[1] Der Verwaltungsrat besteht höchstens sieben Mitgliedern, wobei jede Aktienkategorie durch mindestens einen Vertreter im Verwaltungsrat vertreten ist.	[1] The Board of Directors shall consist of up to seven members. Every class of shares is represented in the Board of Directors by at least one representative.

[2] Die Mitglieder des Verwaltungsrates werden grundsätzlich für die Dauer von einem Jahr gewählt, wobei die Zeit von einer ordentlichen Generalversammlung bis zur nächsten als ein Jahr gilt. Bei Ablauf der Amtsdauer sind Mitglieder des Verwaltungsrates jederzeit und ohne Beschränkungen wieder wählbar.	[2] As a rule the term of office of the members of the Board of Directors shall be one year, whereby one year shall be understood to be the period from one ordinary General Meeting to the next ordinary General Meeting. Upon the expiration of their terms of office the members may be re-elected at any time and without limitations.

Artikel 21 - Pflichten; Befugnisse -	Article 21 - Duties; Powers -

[1] Dem Verwaltungsrat obliegen die oberste Leitung der Gesellschaft und die Überwachung der Geschäftsführung. Er vertritt die Gesellschaft nach aussen und besorgt alle Angelegenheiten, die nicht nach Gesetz, Statuten oder Organisationsreglement einem anderen Organ der Gesellschaft übertragen sind.	[1] The Board of Directors is entrusted with the ultimate direction of the Company and the supervision of the management. It shall represent the Company vis-à-vis third parties and shall attend to all matters which are not delegated to or reserved for another corporate body of the Company pursuant to law, these Articles of Incorporation or the Organization By-Laws.

[2] Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:	[2] The Board of Directors has the following non-transferable and irrevocable duties:

1. Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;	1. to ultimately direct the Company and issue the necessary directives;

2. Festlegung der Organisation;	2. to determine the organization;

3. Organisation des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung;	3. to organise the accounting, the financial control, as well as the financial planning;

4. Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung der Gesellschaft betrauten Personen und Regelung der Zeichnungsberechtigungen;	4. to appoint and recall the persons entrusted with the management and the representation of the Company and to grant the signatory powers;

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5. Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung von Gesetzen, Statuten, Reglementen und Weisungen;	5. to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with law, the Articles of Incorporation, the Organization By-Laws and directives;

6. Erstellung des Geschäftsberichtes sowie Vorbereitung der Generalversammlungen und Ausführung ihrer Beschlüsse;	6. to prepare the business report, as well as the General Meeting of Shareholders and to implement the latter’s resolutions;

7. Benachrichtigung des Richters im Falle der Überschuldung;	7. to inform the judge in case of insolvency;

8. Beschlussfassung über die nachträgliche Leistung von Einlagen auf nicht vollständig liberierten Aktien;	8. to pass resolutions regarding the subsequent payment of capital with respect to not fully paid-in shares;

9. Beschlussfassung über die Feststellung von Kapitalerhöhungen und daraus folgenden Statutenänderungen;	9. to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Incorporation entailed thereby;

10. Prüfung der fachlichen Voraussetzungen der besonders befähigten Revisoren für die Fälle, in welchen das Gesetz den Einsatz solcher Revisoren vorsieht.	10. to examine the professional qualifications of the specially qualified auditors in those cases in which the law provides for the use of such auditors.

Artikel 22 - Delegation; Organisationsreglement -	Article 22 - Delegation; Organizational Rules-

[1] Der Verwaltungsrat kann die Vorbereitung oder Durchführung seiner Beschlüsse an Ausschüsse oder einzelne Mitglieder übertragen und - vorbehältlich der vorstehenden sowie zwingender gesetzlicher Bestimmungen - Aufgaben und Befugnisse ganz oder teilweise an einzelne Mitglieder, Verwaltungsratsausschüsse oder Dritte, die nicht Aktionäre zu sein brauchen, delegieren.	[1] The Board of Directors may assign the preparation or the implementation of its resolutions to committees or individual members, and – subject to the above and mandatory legal provisions – delegate duties or powers completely or partially to individual Board members, Board committees or to third parties, who need not be shareholders.

[2] Die Kompetenz- und Aufgabenzuordnung kann im Organisationsreglement geregelt werden.	[2] The allocation of authority and functions may be defined in Organizational Rules.

Artikel 23 - Organisation -	Article 23 - Organization -

[1] Der Verwaltungsrat konstituiert sich selbst.	[1] The Board of Directors shall constitute itself.

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[2] Er kann jeweils für die Dauer von einem Jahr aus seinen Mitgliedern den Präsidenten sowie den Vizepräsidenten wählen und einen Sekretär bezeichnen.	[2] It may elect from amongst its members, for the term of one year each, the chairman and vice-chairman, and may appoint a secretary.

Artikel 24 - Einberufung -	Article 24 - Convocation -

Der Verwaltungsrat versammelt sich auf Einladung seines Präsidenten oder des ihn vertretenden Mitgliedes, sowie in den im Gesetz oder (falls vorhanden) im Organisationsreglement vorgesehenen Fällen, so oft es die Geschäfte erfordern.	The Board of Directors shall meet at the invitation of its chairman or of the member representing him, as well as in the cases specified by the law or (if existing) in the Organization By-Laws, as often as the business of the Company shall require.

Artikel 25 - Beschlussfassung; Protokoll -	Article 25 - Resolutions; Minutes -

[1] Der Verwaltungsrat fasst seine Beschlüsse und trifft seine Wahlen mit der Mehrheit der abgegebenen Stimmen, es sei denn das Organisationsreglement sieht eine andere Regelung vor. Bei Stimmengleichheit hat der Vorsitzende keinen Stichentscheid.	[1] Unless otherwise stipulated in the Organizational Rules, resolutions of the Board of Directors shall be adopted and persons elected by a majority of votes cast. The chairman of the meeting shall have no casting vote.

[2] Im Übrigen richtet sich die Beschlussfähigkeit und Beschlussfassung nach dem Organisationsreglement. Die Anwesenheit eines Mitgliedes zur Beschlussfassung genügt, wenn ausschliesslich die erfolgte Kapitalerhöhung, einschliesslich Annahme des Kapitalerhöhungsberichtes, oder eine Nachliberierung festzustellen und die anschliessende Statutenänderung zu beschliessen ist.	[2] In addition to the above, the quorum and the passing of resolutions shall be governed by the Organization By-Laws. The presence of only one member shall be sufficient to pass a resolution on the confirmation of a capital increase, including acceptance of the report on the capital increase, or regarding the subsequent payment of capital with respect to not fully paid-in shares, and to resolve on the subsequent amendment of these Articles of Incorporation.

[3] Über die Verhandlungen und Beschlüsse wird ein Protokoll geführt, das vom Vorsitzenden und vom Sekretär zu unterzeichnen ist.	[3] Minutes will be taken of the discussions and resolutions, and these shall be signed by the chairman of the meeting and the secretary.

[4] In Fällen, in denen es dem Präsidenten oder dem ihn vertretenden Mitglied angezeigt erscheint, können Beschlüsse des Verwaltungsrates auch auf dem Weg der schriftlichen Zustimmung (via Briefpost, Telefax oder Email) zu einem gestellten Antrag gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt.	[4] Whenever the chairman, or the member of the Board representing him, may deem it advisable, resolutions of the Board of Directors may also be adopted by way of written consent (by ordinary mail, telex or email) to a proposition submitted, unless a member shall request discussion thereof.

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Artikel 26 - Entschädigung des Verwaltungsrates -	Article 26 - Compensation for Board of Directors -

Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen.	The members of the Board of Directors are entitled to the reimbursement of the expenses incurred by them in the interest of the Company.

C. REVISIONSSTELLE	C. STATUTORY AUDITOR

Artikel 27 - Bestellung; Befugnisse -	Article 27 - Appointment; Duties -

Die Generalversammlung wählt jährlich eine oder mehrere natürliche oder juristische Personen als Revisionsstelle im Sinne von Art. 727 ff. OR mit den im Gesetz festgehaltenen Aufgaben, Rechten und Pflichten.	The General Meeting of Shareholders elects each year one or several persons or legal entities as statutory auditors pursuant to article 727 et seq. CO with all the obligations, powers and duties defined by law.

IV. JAHRESRECHNUNG UND GEWINNVERWENDUNG	IV. ANNUAL FINANCIAL STATEMENTS, APPRO-PRIATION OF PROFITS

Artikel 28 - Jahresrechnung -	Article 28 - Annual Financial Statements -

[1] Die Jahres- und gegebenenfalls die Konzernrechnung werden alljährlich auf den 31. Dezember abgeschlossen und gemäss den gesetzlichen Vorschriften erstellt.	[1] The annual financial statements and, if necessary, the annual consolidated financial statements are closed on December 31 of each year and are prepared in compliance with the laws.

[2] Der Verwaltungsrat bestimmt die anwendbaren Rechnungslegungsvorschriften für die Konzernrechnung.	[2] The Board of Directors determines the applicable accounting standards for the consolidated financial statements.

Artikel 29 - Gewinnverwendung -	Article 29 - Appropriation of Profit -

Vorbehältlich der gesetzlichen Bestimmungen über die Gewinnverwendung, insbesondere der Art. 671 ff. OR, steht der Bilanzgewinn zur Verfügung der Generalversammlung.	Subject to the provisions of law regarding the appropriation of profit, in particular articles 671 et seq. CO, the profit as shown in the balance sheet may be distributed by the ordinary General Meeting of Shareholders at its discretion.

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V. MITTEILUNGEN UND BEKANNTMACHUNGEN	V. NOTIFICATIONS AND PUBLICATIONS

Artikel 30 - Mitteilungen -	Article 30 - Notices -

Mitteilungen an die Aktionäre erfolgen durch Brief an die im Aktienbuch verzeichneten Adressen. Die Einberufungen und Mitteilungen können, soweit die Aktionäre den Empfang bestätigen, auch durch E-Mail zugestellt werden.	Notices to the shareholders shall be made by mail to the addresses entered in the share register. Convocations and notices may also be made by e-mail, provided that the shareholders confirm the receipt.

Artikel 31 - Bekanntmachungen -	Article 31 - Announcements -

Bekanntmachungen der Gesellschaft erfolgen durch Veröffentlichungen im Schweizerischen Handelsamtsblatt, dem Publikationsorgan der Gesellschaft. Der Verwaltungsrat kann weitere Publikationsorgane bezeichnen.	Announcements shall be made by publication in the Swiss Official Journal of Commerce, the Company’s official publication media. The Board of Directors may appoint other instruments of publications.

VI. AUFLÖSUNG UND LIQUIDATION	VI. DISSOLUTION AND LIQUIDATION

Artikel 32 - Auflösung und Liquidation -	Article 32 - Dissolution and Liquidation -

[1] Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	[1] The General Meeting of Shareholders may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and these Articles of Incorporation.

[2] Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.	[2] The liquidation shall be carried out by the Board of Directors provided that the General Meeting of Shareholders shall not entrust other persons with the liquidation.

[3] Die Liquidation der Gesellschaft erfolgt nach Massgabe der Art. 742 ff. OR. Die Liquidatoren sind ermächtigt, Aktiva (Grundstücke eingeschlossen) auch freihändig zu verkaufen.	[3] The liquidation of the Company shall take place in accordance with the articles 742 et seq. CO. The liquidators are empowered to dispose of assets (including real estate) by way of private contract.

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[4] Nach erfolgter Tilgung aller Schulden wird das Vermögen nach Massgabe von Artikel 3bis (C Liquidationsrechte) unter die Aktionäre verteilt.	[4] All debts of the Company being repaid, the remaining net proceeds shall be distributed to the shareholders according to article 3bis (C Liquidation Rights).

VI. SCHLUSSBESTIMMUNGEN	VI. FINAL PROVISIONS

Artikel 33 - Massgebender Text -	Article 33 - Prevailing Text -

Der massgebende Text dieser Statuten ist die deutsche Version.	The German text of these Articles of Association shall prevail.

Basel, 19. Juli 2016

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